EXHIBIT 10.2
LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
October 19, 2007
Mr. Bruce Zwigard
c/o Investacorp, Inc.
15450 New Barn Road
Miami Lakes, Florida 33014
Dear Mr. Zwigard:
     We are pleased to inform you that Ladenburg Thalmann Financial Services Inc. (the “Company”) has granted you a nonqualified option (the “Option”) to purchase 3,000,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), at a purchase price of $1.91 per share (any of the underlying shares of Common Stock to be issued upon exercise of the Option are referred to hereinafter as the “Shares”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the employment agreement of even date herewith between you and the Company (“Employment Agreement”).
     1. Subject to the terms hereof, the Option may be exercised on or prior to October 19, 2017 (after which date the Option will, to the extent not previously exercised, expire). The Option shall vest and become exercisable as to 1,000,000 of the Shares on and after each of October 19, 2008, 2009 and 2010, provided you are then employed by the Company and/or one of its present or future subsidiaries or affiliates (for purposes of this letter agreement (this “Agreement”), any other entity controlling, controlled by, or under common control with, the Company); provided, however, that the entire Option shall vest earlier and become immediately exercisable in the event (a) that your employment under the Employment Agreement is terminated by reason of your death or Disability, (b) that your employment under the Employment Agreement is terminated by the Board without Cause, (c) that your employment under the Employment Agreement is terminated by you for Good Reason, (d) you duly accelerate the Note in accordance with its terms or (e) of any Change in Control (the foregoing (a) through (e) are collectively referred to herein as “Vesting Events”).
     2. The Option, from and after the date it vests and becomes exercisable pursuant to Section 1 hereof, may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A (or such other form approved by the Company), specifying the number of the Shares to be purchased and the purchase price therefor, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, with the prior approval of the Compensation Committee of the Company’s

Mr. Bruce Zwigard
October 19, 2007

Board of Directors, by delivering shares of Common Stock already owned by you for at least six months and having a Fair Market Value (as hereinafter defined) on the date of exercise equal to the purchase price of the Option being exercised, or a combination of such shares and cash. For purposes of the immediately preceding sentence, the term “Fair Market Value” means as of any given date: (i) if the Common Stock is listed on a national securities exchange, the last sale price of the Common Stock in the principal trading market for the Common Stock as reported by the exchange; (ii) if the Common Stock is not listed on a national securities exchange, but is traded in the over-the-counter market, the closing bid price for the Common Stock; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Compensation Committee shall determine, in good faith.
          In addition, payment of the purchase price of the Shares to be purchased may also be made by delivering a properly executed notice to the Company, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if required, the amount of any federal, state and local withholding taxes.
          No Shares shall be issued until full payment therefor has been made. You shall have all of the rights of a stockholder of the Company holding the Common Stock that is subject to the Option (including, if applicable, the right to vote the Shares and the right to receive dividends thereon), when you have given written notice of exercise, have paid the Company in full for such Shares and, if requested, have given the certificate described in Section 8 hereof.
     3. In the event your employment under the Employment Agreement is terminated by the Board with Cause or by you without Good Reason, the Option shall forthwith terminate; provided that, notwithstanding anything to the contrary in this Agreement, (i) if a Vesting Event has occurred, or your employment has terminated upon or following expiration of the stated initial three-year term of your Employment Agreement, you may exercise any then unexercised portion of the Option prior to the expiration of the Option on October 19, 2017, and (ii) if your employment is terminated by you without Good Reason at any time, you may exercise any then unexercised portion of the Option then vested and exercisable pursuant to Section 1 hereof prior to the expiration of the Option on October 19, 2017. In the event of your death or Disability, the Option may be exercised by your personal representative or representatives or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution.
     4. The Option is not transferable except by will or the applicable laws of descent and distribution. Notwithstanding the foregoing, with the prior approval of the Compensation Committee of the Company’s Board of Directors (which prior approval shall not be unreasonably withheld or delayed), you may transfer the Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of your “Immediate Family” (as defined below), or (ii) to an entity in which you and/or members of your Immediate Family collectively own more than fifty percent of the voting interest, in exchange for an interest in that entity, provided that such transfer is being made for estate, tax and/or personal planning

Mr. Bruce Zwigard
October 19, 2007

purposes and will not have adverse tax consequences to the Company and subject to the execution of such documents as the Compensation Committee may reasonably require. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which one or more of such persons own more than fifty percent voting interest, and a foundation in which one or more of such persons (or you) control the management of the assets.
     5. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a stock split, reverse stock split, stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the date hereof, the Board of Directors of the Company (the “Board”) shall make appropriate adjustments in the terms of the Option to preserve the economic interest of the grant. Any such adjustments will be made by the Board, whose determination will be final, binding and conclusive.
     6. The grant of the Option does not confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Board to terminate the term of your employment in accordance with the terms of the Employment Agreement.
     7. The Company shall require as a condition to the exercise of any portion of the Option that you pay to the Company, or make other arrangements regarding the payment of, any federal, state or local taxes required by law to be withheld as a result of such exercise.
     8. Unless at the time of the exercise of any portion of the Option a registration statement under the Securities Act of 1933, as amended (the “Act”), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a reasonable certificate to such effect. Notwithstanding the foregoing, the Company acknowledges that, pursuant to Section 4(g) of the Employment Agreement, the Company has agreed to (a) use commercially reasonable efforts to cause the Shares to be listed on AMEX and (b) file a registration statement on Form S-8 with the Securities and Exchange Commission registering the offer and sale of the Shares and cause such registration to remain effective at all times until the earlier to occur of (i) the exercise of all of the Option by Employee or (ii) the expiration of the Option. The Company’s obligations pursuant to Section 4(g) of the Employment Agreement are hereby incorporated herein by this reference as if Section 4(g) of the Employment Agreement was fully set forth in its entirety herein.
     9. You agree to abide by all of the Company’s policies in effect at the time you acquire any Shares and thereafter, including the Company’s Insider Trading Policy, with respect to the ownership and trading of the Company’s securities.

Mr. Bruce Zwigard
October 19, 2007

     10. The Company represents and warrants to you as follows: (i) this Agreement and the grant of the Option hereunder have been authorized by all necessary corporate action by the Company and this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; (ii) the Company will obtain, at its expense, any regulatory and stock exchange approvals necessary or advisable in connection with the grant of the Option and the issuance of the Shares; and (iii) the Company currently has reserved and available, and will continue to have reserved and available during the term of the Option, sufficient authorized and unissued shares of its Common Stock for issuance upon exercise of the Option.
     11. This Agreement and the Employment Agreement contain all the understandings between the Company and you pertaining to the matters referred to herein, and supercedes all other undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

Mr. Bruce Zwigard
October 19, 2007

     Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this Agreement in the space provided below.

Very truly yours, LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Richard J. Lampen
Richard J. Lampen
President and Chief Executive Officer

AGREED TO AND ACCEPTED:
/s/ Bruce Zwigard
BRUCE ZWIGARD

EXHIBIT A
Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
Gentlemen:
     Notice is hereby given of my election to purchase _________ shares of Common Stock, $.0001 par value (the “Shares”), of Ladenburg Thalmann Financial Services Inc., at a price of $_________ per Share, pursuant to the provisions of the stock option granted to me as of October 19, 2007. Enclosed in payment for the Shares is:
☐ my check or wire transfer in the amount of $__________________.

☐ with the consent of the Company, _________ Shares having a total value of $____________, such value being based on the closing price(s) of the Shares on the date hereof.
     The following information is supplied for use in issuing and registering the Shares purchased hereby:

Number of Certificates and Denominations

Name

Address

Social Security No.

Dated:
Very truly yours,

Bruce Zwigard